QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(H)

September 8, 2009

Subject: Stock Option Exchange Program Informational Sessions

Dear Eligible Employees:

        As recently communicated, the voluntary Stock Option Exchange Program began on September 8, 2009. This program will provide eligible employees with a one-time opportunity to surrender one or more outstanding grants of eligible options in exchange for a lesser amount of restricted stock. The program will be available to active, U.S.-based employees only. Members of our Board of Directors, executive officers and members of our senior leadership team as well as former employees will not be eligible to participate.

        Options eligible for the Exchange Program are those options granted under our 1997 Stock Incentive Plan or our 2007 Stock Incentive Plan, with an exercise price that is equal to or greater than $3.54, which represents the highest intra-day trading price of our common stock as reported on The NASDAQ Global Select Market during the 52 weeks prior to the date on which we commenced the Exchange Program.

        Informational sessions will be held in Westford and via conference call to provide additional details on the Exchange Program, including when and how to participate. Informational sessions have been scheduled as follows:

Date	Location	Time (EDT)
Tuesday, September 15, 2009	Cape Cod	2:00 p.m.
Wednesday, September 23, 2009	Cape Cod	3:00 p.m.
Tuesday, September 29, 2009	Cape Cod	11:00 a.m.

Dial-In Number: 1-866-501-2088
Conference ID: 1116782

        If you are unable to attend one of the scheduled meetings noted above, you may access the Stock Option Exchange Program Informational Presentation at your convenience, 24 hours a day, seven days a week. To view the web presentation:

  1.
  Log onto https://www.corp-action.net/sonusoptionexchange/, then enter your Personal PIN Number.

  2.
  Click on "Employee Communication", then click on "Presentation".

Best regards,

Kathy Harris
Vice President, Human Resources

QuickLinks

  Exhibit (a)(1)(H)